UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2025

KALA BIO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38150	27-0604595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1167 Massachusetts Avenue

Arlington, MA 02476

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 996-5252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KALA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, on September 28, 2025, the board of directors (the “Board”) of KALA BIO, Inc. (the “Company”) determined to cease development of KPI-012 and its mesenchymal stem cell secretome platform and to take steps to preserve cash as the Company evaluated its strategic options in consultation with Oxford Finance LLC (“Oxford”), its secured lender. Following such determination, as previously disclosed, on September 29, 2025, the Company received a written notice (the “Notice”) of event of default from Oxford with respect to that certain Loan and Security Agreement, dated as of May 4, 2021 (as amended, the “Loan Agreement”), by and among the Company, Combangio, Inc. and Oxford, as lender and collateral agent. In the Notice, Oxford declared, by reason of the event of default, that all obligations of the Company under the Loan Agreement were immediately due and payable.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 18, 2025, pursuant to the terms of the Loan Agreement, Oxford informed the Company that it intended to foreclose on all of the Company’s remaining assets and that Oxford would not consent to the Company’s use of cash for any reason other than for minimal payroll expenses pending Oxford’s foreclosure of the Company’s assets. In addition, Oxford has swept substantially all of the Company’s cash resources from its bank accounts. As a result, on October 19, 2025, the Board terminated all remaining employees not deemed necessary by Oxford to execute a foreclosure of the Company’s assets (the “Reduction”).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2025, in connection with the Reduction, the Board terminated without cause the employment of Todd Bazemore, the Company’s President and Chief Executive Officer, effective immediately. Mr. Bazemore will continue to serve as a director of the Company and act as the Company’s principal executive officer.

Item 8.01. Other Events

As described above, on October 18, 2025, pursuant to the terms of the Loan Agreement, Oxford informed the Company that it intended to foreclose on all of the Company’s remaining assets and that Oxford would not consent to the Company’s use of cash for any reason other than for minimal payroll expenses pending Oxford’s foreclosure of the Company’s assets. In addition, Oxford has swept substantially all of the Company’s cash resources from its bank accounts. After applying the swept cash to its secured debt claims, Oxford continues to be owed approximately $9.6 million by the Company. Unless Oxford’s foreclosure on the Company’s noncash assets results in proceeds in excess of the amount of Oxford’s remaining claim, the Company does not believe that any distributions to stockholders or unsecured creditors will be available following Oxford’s foreclosure and in connection with any dissolution of the Company.

In addition, given Oxford’s control of the Company’s cash resources and Oxford’s limitation on the use of the Company’s cash resources, the Company does not expect to be able to continue to file reports with Securities and Exchange Commission, including but limited to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 and the Annual Report on Form 10-K for the fiscal year ending December 31, 2025. The Company also expects that its common stock will be delisted from The Nasdaq Capital Market.

Cautionary Note Regarding Forward Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the Company’s ability to continue to comply with its SEC reporting obligations and maintain the listing of its common stock on The Nasdaq Capital Market, the implementation of the Reduction and the likelihood that unsecured creditors and stockholders will receive any distribution or payments from the Company. Any forward-looking statements in this Current Report are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the Company’s ability to continue to operate; uncertainty as to the result and timing of the Oxford foreclosure process; and those other risks and uncertainties set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and in subsequent filings the Company may make with the SEC. All forward-looking statements contained in this Current Report speak only as of the date of this Current Report. The Company anticipates that subsequent events and developments will cause its views to change. However, the Company undertakes no obligation to update such forward-looking statements to reflect events that occur or circumstances that exist after the date of this Current Report, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALA BIO, INC.

Date: October 20, 2025	By:	/s/ Mary Reumuth
Mary Reumuth
Chief Financial Officer and Corporate Secretary